Exhibit 10.5

November 14, 2006

Terrence Curtin

910 Greenside Drive

Lititz, PA  17543

Dear Terrence:

I am pleased to offer you the position of Executive Vice President and Chief Financial Officer, with Tyco Electronics. This job reports to Tom Lynch, Chairman and Chief Executive Officer, Tyco Electronics, and is located in Berwyn, Pennsylvania. We anticipate that this position will be a Section 16 Officer of Tyco Electronics and will so recommend for approval by the new Board of Directors of the Electronics business.

While this offer is effective January 1, 2007, it anticipates the successful completion of Tyco’s separation into three independent companies.

Compensation

Effective January 1, 2007, you will receive an annual salary of $475,000 to be paid on a biweekly basis. In addition to your base salary, you will be eligible to participate in the Company’s annual incentive plan and long-term incentive program for fiscal year 2007, which began October 1, 2006, as consistent with our normal practice. Prior to the separation, you will continue to participate in Tyco Electronic’s annual incentive plan and long-term incentive program as an Electronics employee.

Under the annual incentive plan, in your new position, you will have the opportunity to earn a target award of 75% of your salary and a maximum award of 150% of your salary. This target award is effective October 1, 2006. Determination of award levels will be based on the Company’s financial performance and your individual contribution.

As stated above, you will also be eligible for the Company’s long-term incentive program. The details of the new company’s LTI program are not finalized, but you will be nominated for an appropriate award according to the terms of the program, consistent with your new job level.

Flexible Perquisite Program

You will also continue to be eligible for a flexible perquisite allowance. In the event such program is modified or discontinued in the future, you shall be treated consistently with other similar executives of the Company, with respect to perquisite eligibility. Currently, such allowance is paid in four installments, in an annual amount of 10% of base annual salary less applicable taxes, which can be used at your discretion for various eligible expenses. The Flexible Perquisite Program is offered in lieu of a company car, auto insurance, income tax preparation and other similar perquisites. Submission of receipts is not required.

Benefits

Up until the point of separation, as a Tyco Electronics employee you will continue to be eligible for the following benefits, including Tyco Retirement Savings and Investment Plan, Tyco Employee Stock Purchase Plan, Tyco Medical and/or Dental plans, Tyco Supplemental Savings and Retirement Plan, the Tyco Severance Plan for U.S. Officers and Executives and vacation. Tyco Electronics will establish successor programs which will go into effect upon separation. You will be provided additional information as we get closer to the separation date.

Retention Agreement

Your retention agreement dated May 26, 2006 remains in effect.

Relocation

The Company will provide you with a relocation package. You may contact Susan Wallace for details of the relocation program and to coordinate your area orientation trip to the Berwyn area.

Terrence, I am excited about your expanded leadership role at Tyco Electronics and I look forward to the opportunity to work with you. Please sign below to signify your acceptance of our offer of employment and its terms. Should you have any questions with regard to any of the items indicated above, please call me.

Sincerely,

/s/ Jane A. Leipold

Jane A. Leipold
Sr. Vice President, Human Resources

ACCEPTED:

/s/ Terrence Curtin
Terrence Curtin	Date

cc: Tom Lynch

Employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be settled exclusively through arbitration. This document sets forth the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.